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                                                                      Exhibit 15


                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                (Class B Shares)

     WHEREAS, VAN ECK/CHUBB FUNDS, INC., a company organized under the laws of the state of Maryland (hereinafter called the "Company"), is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, the Company is authorized to issue shares in separate series, with each such series representing the interests in a separate portfolio of securities and other assets (any series, currently existing or hereafter established by the Company offering two or more classes of its shares adopting this plan, as set forth in Exhibit A hereto as it may be amended from time to time, being referred to hereafter, individually or collectively as the context may require, as "Series");

     WHEREAS, shares of Series of the Company may be divided into two or more classes;

     WHEREAS, the class of shares of a Series offered to the public at the public offering price per share and subject to a contingent deferred sales charge ("CDSC") on the terms and conditions set forth in the Company's then-current prospectus shall be designated as Class B shares (the "Shares");

     WHEREAS, Van Eck Securities Corporation (the "Underwriter") serves as principal underwriter of Shares of each Series pursuant to a written agreement;

     WHEREAS, the Company hereby intends to act as a distributor of Shares in accordance with Rule 12b-1 under the Act, as it may from time to time be amended ("Rule 12b-1"), and desires to adopt a Plan of Distribution pursuant to such Rule on the terms and conditions as hereinafter set forth, in respect of the Shares (the "Plan");

     WHEREAS, the Directors as a whole, and the Directors who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan and any agreements relating to it (the "Qualified Directors"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that the Plan will benefit the Series and the holders of the Shares of such Series, have approved the Plan by vote cast in person at a meeting called for the purpose of voting on the Plan and agreements related thereto; and

     NOW, THEREFORE, the Company hereby adopts the Plan in accordance with Rule 12b-1:

Section 1.  Distribution Activities
            -----------------------

     Subject to the supervision of the Directors, the Company or the Underwriter on behalf of the Company for the compensation set forth herein may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares, which activities may include, but are not limited to, one or more of the
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following: (1) advancing commissions to securities dealers in respect of sales of Shares ("Advanced Commissions"); (2) making payments to securities dealers and others engaged in the sale of Shares, including making payments of fees to the broker of record for servicing shareholder accounts ("Maintenance Fees");
(3) paying compensation to and expenses of personnel (including personnel of the Underwriter and organizations with which the Company or the Underwriter has entered into agreements pursuant to this Plan) who engage in or support distribution of Shares or who render shareholder support services, including but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Company, processing shareholder transactions and providing such other shareholder services, other than those provided by the transfer agent and other agents of the Company, as the Company may reasonably request; (4) formulating and implementing marketing and promotional activities, including but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (5) preparing, printing and distributing sales literature; (6) preparing, printing and distributing prospectuses of the Company and reports for recipients other than existing shareholders of the Company; (7) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Company may, from time to time, deem advisable and; (8) paying, or reimbursing the Underwriter for, interest on unrecouped Carry Forward Commissions (as hereafter defined) at the rate paid by the Underwriter, or, if such amounts are funded by the Underwriter or an affiliate, at the Broker Call Loan Rate as reported in the Wall Street Journal, as such rates may vary from day to day. The Underwriter on behalf of the Company is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares, either directly or through other persons with which the Company or the Underwriter has entered into agreements pursuant to the Plan (all such activities hereafter "Distribution Activities"). The Underwriter is not obligated to perform all of the Distribution Activities enumerated above or maintain any level of services or expenditures, but shall in its sole discretion determine which Distribution Activities to engage in and the resources to be committed to such activities.

Section 2.  Fees, Maximum Expenditures
            --------------------------

     (a)  Payment for Distribution Activities - The Company is authorized to pay
          -----------------------------------
the Underwriter for the Distribution Activities performed under the Plan, a fee at the annual rate set forth in Exhibit A ("Annual Fee"). Such Series shall calculate daily amounts payable by it in respect of Shares hereunder and shall pay such amounts monthly or at such other intervals as the Directors may determine. In the event the Plan is terminated, the Underwriter shall be entitled to recoup amounts expended on Distribution Activities on behalf of the Series in excess of the Annual Fees, CDSC and any other compensation received in connection with the distribution of the Shares ("Unrecouped Amounts"). The payment of Unrecouped Amounts in the case of a Series shall not exceed, on an annual basis, the Annual Fee ("Annual Limitation"). Unrecouped Amounts payable under the Plan that are not paid because they exceed the Annual Fee ("Carry Forward Amounts") shall be carried forward by a Series and shall be paid within the Annual Limitation in accordance with this Plan. Carry Forward Amounts attributable to commissions advanced by, or on behalf of, the Underwriter in respect of Shares pursuant to Section 1(1) hereof are "Carry Forward Commissions."

     (b)  Application of Proceeds - The excess of amounts received by the
          -----------------------
Underwriter under Section 2(a) hereof over amounts paid by it as Maintenance Fees to third parties which are not "affiliated persons" (as defined in the Act) of the Company and the proceeds received by the Underwriter from CDSC payments shall be applied first toward interest on unreimbursed Carry Forward Commissions, then to reduce any unreimbursed Carry Forward Commissions and then to reduce the costs incurred by the Underwriter in performing Distribution Activities.

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     (c)  Any unreimbursed Carry Forward Amounts under Section 2(a) attributable to a fiscal year of a Series shall be paid by the Company in respect of Shares in a subsequent year within the limitations set forth herein. Expenditures made by one class under the Plan may not be used to subsidize the sale of shares of another class of a Series.

Section 3.  Term and Termination
            --------------------

     (a)  Series. The Plan shall become effective on May 1, 1998 with with
          ------
respect to the Series then listed in Schedule A hereto.

     (b)  Additional Series.  As additional Series are established, the Plan
          -----------------
shall become effective with respect to each such Series listed in Exhibit A at the Annual Fee set forth in such Exhibit upon the initial public offering of such new Series, provided that the Plan has previously been approved for continuation, together with any related agreements, by votes of a majority of both (a) the Directors of the Company and (b) the Qualified Directors of the Company, cast in person at a meeting held before the initial public offering of such new Series and called for the purpose of voting on such approval.

     (c)  Continuation of the Plan. The Plan and any related agreements shall
          ------------------------
continue in effect with respect to a Series for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Directors of the Company and (b) the Qualified Directors of the Company, cast in person at a meeting called for the purpose of voting on this Plan and any related agreements.

     (d)  Termination of the Plan. The Plan may be terminated at any time with
          -----------------------
respect to any Series by vote of a majority of the Qualified Directors of the Company, or by vote of a majority of the outstanding Shares of that Series. The Underwriter shall not be entitled to payments or reimbursement in respect of costs incurred in performing Distribution Activities which occur after termination of the Plan. However, the Underwriter shall be entitled to reimbursement of all Carry Forward Amounts and other costs properly incurred in respect of Shares prior to termination, and the Company shall continue to make any required payments to the Underwriter pursuant to Section 2 subject to the Annual Limitation until such time as all such amounts have been reimbursed. The Underwriter shall also be entitled to receive all CDSC's paid or payable with respect to Shares purchased before the termination of the Plan that are redeemed or repurchased by the Company subsequent to termination of the Plan. The Plan may remain in effect with respect to a Series even if it has been terminated in accordance with this Section 3(d) with respect to one or more other Series.

Section 4.  Amendments
            ----------

     The Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of each of the affected classes of a Series and no material amendment to the Plan shall be made unless approved in the manner provided for annual continuation in
Section 3(c) hereof.

Section 5.  Independent Directors
            ---------------------

     While the Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons.

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Section 6.  Quarterly Reports; Annual Reports
            ---------------------------------

     The Treasurer of the Company shall provide to the Directors and the Directors shall review, at least quarterly, a written report of the amounts expended for Distribution Activities and the purpose for which such expenditures were made. The Treasurer shall review, at least annually the revenues received and expenses incurred by the Underwriter pursuant to the Plan.

Section 7.  Recordkeeping
            -------------

     The Company shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of the Plan, or the agreements and such report, as the case may be, the first two years in an easily accessible place.



     IN WITNESS WHEREOF, the Company has executed this Plan of Distribution on the day and year set forth below in New York, New York.

Date:  May 1, 1998


                                                  VAN ECK/CHUBB FUNDS, INC.


                                                       /s/ Michael O'Reilly
                                                  ------------------------------
                                                  President

ATTEST:

 /s/ Thaddeus Leszczynski
-----------------------------
Secretary

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                           VAN ECK/CHUBB FUNDS, INC.
                 PLANS OF DISTRIBUTION PURSUANT TO RULE 12b-1
                               (Class B Shares)

                                   EXHIBIT A


Name of Series                Maximum 12b-1 Fees/Annual Limitation
                              (Annually as a % of average daily net assets)



Capital Appreciation Fund - Class B         1.00%
Global Income Fund - Class B                1.00%
Government Securities Fund - Class B        1.00%
Growth and Income Fund - Class B            1.00%
Tax-Exempt Fund - Class B                   1.00%
Total Return Fund - Class B                 1.00%

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